                  AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION


          THIS AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION (this "Amendment") is made as of November 12, 1998, by and among Avant! Corporation, a Delaware corporation ("Acquiror"), Artemis Merger Corporation, a California corporation ("Merger Sub") and interHDL, Inc., a California corporation ("Target").

                                       RECITALS

          A. Acquiror, Merger Sub and Target entered into that certain Agreement and Plan of Reorganization, dated November 4, 1998 (the "Agreement and Plan").

          B. Acquiror, Merger Sub and Target desire to amend the Agreement and Plan as provided below.

          NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

     1. Section 1.7(b) of the Agreement and Plan be, and it hereby is, amended and restated to read in full as follows:

          "(b) ACQUIROR TO PROVIDE COMMON STOCK AND CASH.  Not later than five
     (5) business days after the Effective Time, Acquiror shall make available to the Exchange Agent for exchange in accordance with this Article I, through such reasonable procedures as Acquiror may adopt, (i) the shares of Acquiror Common Stock issuable pursuant to Section 1.6(a) in exchange for shares of Target Capital Stock and Vested Options and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 1.6(i). In addition, within five (5) business days of the Effective Time, Acquiror shall make available to Target's counsel for exchange in accordance with this Article I, through such reasonable procedures as Acquiror may adopt, cash to be paid pursuant to
     Section 1.6(a) in exchange for shares of Target Capital Stock and Vested Options less the amount of cash to be deposited into the escrow fund (the "Escrow Fund"); PROVIDED, HOWEVER, that Acquiror shall make available only those funds sufficient to pay Former Target Shareholders (as defined in Section 8.1) who have delivered to Target or Target's representative (at least one (1) day prior to Acquiror's making such funds available) stock certificates representing all of the shares of Target Capital Stock owned by them. In the event that a Former Target Shareholder has not delivered a stock certificate to Target or Target's representative prior to the time Acquiror makes such cash available to Target's counsel (a "Withholding Shareholder") Acquiror shall make the cash payment to be paid to such Withholding Shareholder pursuant to Section 1.6(a) (less the appropriate amount of cash to be deposited in the Escrow Fund for such Withholding Shareholder) in exchange for Target Capital Stock and Vested Options directly to such Withholding Shareholder upon confirmation from the Exchange Agent of receipt of the stock certificates."

     2.   MISCELLANEOUS.

          2.1 NO OTHER MODIFICATION. Except as expressly provided herein, this Agreement does not in any way change, modify or delete any of the provisions of the Agreement and Plan, and all such provisions shall remain in full force and effect.

          2.2 GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the laws of the State of California without regard to applicable principles of conflicts of law.

          2.3 COUNTERPARTS. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, Target, Acquiror and Merger Sub have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

                                   INTERHDL, INC.



                                   By: /s/ Saeid Ghafouri
                                      ------------------------------------------
                                        Saeid Ghafouri,
                                        President and Chief Executive Officer


                                   AVANT! CORPORATION



                                   By: /S/ Gerald C Hsu
                                      ------------------------------------------
                                        Gerald C. Hsu,
                                        President and Chief Executive Officer


                                   ARTEMIS MERGER CORPORATION




                                   By: /S/ Gerald C Hsu
                                      ------------------------------------------
                                        Gerald C. Hsu,
                                        President and Chief Executive Officer




         SIGNATURE PAGE TO AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION

                         AGREEMENT AND PLAN OF REORGANIZATION

                                     BY AND AMONG

                                 AVANT! CORPORATION,

                              ARTEMIS MERGER CORPORATION

                                         AND

                                    INTERHDL, INC.



                                   November 4, 1998

                                  TABLE OF CONTENTS


                                                                            Page
                                                                            ----
ARTICLE I  THE MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
     1.1  The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
     1.2  Closing; Effective Time. . . . . . . . . . . . . . . . . . . . . . . 2
     1.3  Effect of the Merger . . . . . . . . . . . . . . . . . . . . . . . . 2
     1.4  Articles of Incorporation; Bylaws. . . . . . . . . . . . . . . . . . 2
     1.5  Directors and Officers . . . . . . . . . . . . . . . . . . . . . . . 2
     1.6  Maximum Aggregate Merger Consideration; Effect on Capital Stock. . . 3
     1.7  Surrender of Certificates. . . . . . . . . . . . . . . . . . . . . . 6
     1.8  No Further Ownership Rights in Target Capital Stock. . . . . . . . . 8
     1.9  Lost, Stolen or Destroyed Certificates . . . . . . . . . . . . . . . 8
     1.10  Tax Consequences. . . . . . . . . . . . . . . . . . . . . . . . . . 8
     1.11  Exemption from Registration . . . . . . . . . . . . . . . . . . . . 8
     1.12  Taking of Necessary Action; Further Action. . . . . . . . . . . . . 8

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF TARGET . . . . . . . . . . . . . 9
     2.1  Organization, Standing and Power . . . . . . . . . . . . . . . . . . 9
     2.2  Capital Structure. . . . . . . . . . . . . . . . . . . . . . . . . . 9
     2.3  Authority. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10
     2.4  Financial Statements . . . . . . . . . . . . . . . . . . . . . . . .11
     2.5  Absence of Certain Changes . . . . . . . . . . . . . . . . . . . . .11
     2.6  Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . .12
     2.7  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . .12
     2.8  Restrictions on Business Activities. . . . . . . . . . . . . . . . .12
     2.9  Governmental Authorization . . . . . . . . . . . . . . . . . . . . .12
     2.10  Title to Property . . . . . . . . . . . . . . . . . . . . . . . . .13
     2.11  Intellectual Property . . . . . . . . . . . . . . . . . . . . . . .13
     2.12  Environmental Matters . . . . . . . . . . . . . . . . . . . . . . .14
     2.13  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
     2.14  Employee Benefit Plans. . . . . . . . . . . . . . . . . . . . . . .16
     2.15  Employees and Consultants . . . . . . . . . . . . . . . . . . . . .18
     2.16  Related-Party Transactions. . . . . . . . . . . . . . . . . . . . .19
     2.17  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . .20
     2.18  Compliance with Laws. . . . . . . . . . . . . . . . . . . . . . . .20
     2.19  Brokers' and Finders' Fees. . . . . . . . . . . . . . . . . . . . .20
     2.20  Vote Required . . . . . . . . . . . . . . . . . . . . . . . . . . .20
     2.21  Customers and Suppliers . . . . . . . . . . . . . . . . . . . . . .20
     2.22  Material Contracts. . . . . . . . . . . . . . . . . . . . . . . . .20
     2.23  No Breach of Material Contracts . . . . . . . . . . . . . . . . . .22
     2.24  Third-Party Consents. . . . . . . . . . . . . . . . . . . . . . . .22
     2.25  Minute Books. . . . . . . . . . . . . . . . . . . . . . . . . . . .22
     2.26  Complete Copies of Materials. . . . . . . . . . . . . . . . . . . .22
     2.27  Representations Complete. . . . . . . . . . . . . . . . . . . . . .22

     2.28  Information Included in Registration Statement. . . . . . . . . . .23

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB . . . .23
     3.1  Organization, Standing and Power . . . . . . . . . . . . . . . . . .23
     3.2  Authority. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .23
     3.3  SEC Documents; Financial Statements. . . . . . . . . . . . . . . . .24
     3.4  Absence of Certain Changes . . . . . . . . . . . . . . . . . . . . .25
     3.5  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . .25
     3.6  Information Included in Registration Statement . . . . . . . . . . .25
     3.7  Representations Complete . . . . . . . . . . . . . . . . . . . . . .26

ARTICLE IV  CONDUCT PRIOR TO THE EFFECTIVE TIME. . . . . . . . . . . . . . . .26
     4.1  Conduct of Business of Target and Acquiror . . . . . . . . . . . . .26
     4.2  Conduct of Business of Target. . . . . . . . . . . . . . . . . . . .27

ARTICLE V  ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . .29
     5.1  No Solicitation. . . . . . . . . . . . . . . . . . . . . . . . . . .29
     5.2  Preparation of Information Statement . . . . . . . . . . . . . . . .29
     5.3  Shareholders Meeting or Consent Solicitation . . . . . . . . . . . .30
     5.4  Access to Information. . . . . . . . . . . . . . . . . . . . . . . .30
     5.5  Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . . .30
     5.6  Public Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . .31
     5.7  Consents; Cooperation. . . . . . . . . . . . . . . . . . . . . . . .31
     5.8  Update Disclosure; Breaches. . . . . . . . . . . . . . . . . . . . .31
     5.9  Legal Requirements . . . . . . . . . . . . . . . . . . . . . . . . .31
     5.10  Tax-Free Reorganization . . . . . . . . . . . . . . . . . . . . . .31
     5.11  Blue Sky Laws . . . . . . . . . . . . . . . . . . . . . . . . . . .31
     5.12  Stock Options . . . . . . . . . . . . . . . . . . . . . . . . . . .32
     5.13  Form S-3 Registration Statement . . . . . . . . . . . . . . . . . .33
     5.14  Listing of Shares . . . . . . . . . . . . . . . . . . . . . . . . .33
     5.15  Additional Agreements; Best Efforts . . . . . . . . . . . . . . . .33
     5.16  Employee Benefits . . . . . . . . . . . . . . . . . . . . . . . . .33
     5.17  Voting Agreement. . . . . . . . . . . . . . . . . . . . . . . . . .33

ARTICLE VI  CONDITIONS TO THE MERGER . . . . . . . . . . . . . . . . . . . . .33
     6.1  Conditions to Obligations of Each Party to Effect the Merger . . . .33
     6.2  Additional Conditions to Obligations of Target . . . . . . . . . . .34
     6.3  Additional Conditions to the Obligations of Acquiror . . . . . . . .35

ARTICLE VII  TERMINATION, EXPENSES, AMENDMENT AND WAIVER . . . . . . . . . . .37
     7.1  Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . .37
     7.2  Effect of Termination. . . . . . . . . . . . . . . . . . . . . . . .38
     7.3  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .38
     7.4  Amendment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .38
     7.5  Extension; Waiver. . . . . . . . . . . . . . . . . . . . . . . . . .38

ARTICLE VIII  ESCROW AND INDEMNIFICATION . . . . . . . . . . . . . . . . . . .39
     8.1  Survival of Representations, Warranties and Covenants. . . . . . . .39
     8.2  Indemnity. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .39
     8.3  Escrow Fund. . . . . . . . . . . . . . . . . . . . . . . . . . . . .39

ARTICLE IX  GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . .40
     9.1  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .40
     9.2  Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . .41
     9.3  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . .41
     9.4  Entire Agreement; No Third Party Beneficiaries . . . . . . . . . . .42
     9.5  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . .42
     9.6  Remedies Cumulative. . . . . . . . . . . . . . . . . . . . . . . . .42
     9.7  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . .42
     8.8  Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . .42
     9.9  Rules of Construction. . . . . . . . . . . . . . . . . . . . . . . .42

SCHEDULES

Target Disclosure Schedule
Acquiror Disclosure Schedule
Option Schedule


EXHIBITS

Exhibit A           --   Agreement of Merger
Exhibit B           --   Registration Rights Agreement
Exhibit C           --   Escrow Agreement
Exhibit D           --   Legal Opinion of Counsel to Acquiror
Exhibit E           --   Employment Agreements
Exhibit F           --   Legal Opinion of Counsel to Target
Exhibit G           --   FIRPTA Notice
Exhibit H           --   Investment Representation Statement
Exhibit I           --   Voting Agreement

                         AGREEMENT AND PLAN OF REORGANIZATION

          This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of November 4, 1998, by and among Avant! Corporation, a Delaware corporation ("Acquiror"), Artemis Merger Corporation, a California corporation ("Merger Sub") and interHDL, Inc., a California corporation ("Target").

                                       RECITALS

          A. The Boards of Directors of Target, Acquiror and Merger Sub believe it is in the best interests of their respective companies and the stockholders of their respective companies that Target and Merger Sub combine into a single company through the statutory merger of Target with and into Merger Sub (the "Merger") and, in furtherance thereof, have approved the Merger.

          B. Pursuant to the Merger, among other things, each outstanding share of capital stock of Target, no par value ("Target Capital Stock"), shall be converted into cash and shares of common stock of Acquiror, $0.0001 par value ("Acquiror Common Stock"), at the rates set forth herein.

          C. Target, Acquiror and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

          D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a)(2)(D) of the Code.

          E. A portion of the cash consideration otherwise payable by Acquiror in connection with the Merger shall be placed in escrow for the purposes of satisfying damages, losses, expenses and other similar charges which result from breaches of the representations, warranties or covenants contained in this Agreement.

          F. Concurrent with the execution of this Agreement and as an inducement to Acquiror and Merger Sub to enter into this Agreement, Dennis DeCoste, Saeid Ghafouri, Ronald A. Rohrer, Rajvir Singh, Eliezer Sternheim, Peter Teshima and Nippon Enterprise Development Company (the "Shareholders") who are certain officers, directors and significant shareholders of Target, have on the date hereof entered into the Voting Agreement attached hereto as EXHIBIT I (the "Voting Agreement") to vote the shares of Target's capital owned by such persons to approve the Merger.

          NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                      ARTICLE I

                                      THE MERGER

          1.1 THE MERGER. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement, the Agreement of Merger attached hereto as EXHIBIT A (the "Agreement of Merger") and the applicable provisions of the California Corporations Code ("California Law"), Target shall be merged with and into Merger Sub, the separate corporate existence of Target shall cease and Merger Sub shall continue as the surviving corporation. Merger Sub as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

          1.2 CLOSING; EFFECTIVE TIME. The closing of the transactions contemplated hereby (the "Closing") shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in
Article VI hereof or at such other time as the parties hereto agree (the date on which the Closing shall occur, the "Closing Date"). The Closing shall take place at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, 155 Constitution Drive, Menlo Park, California 94025, or at such other location as the parties hereto agree. On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing the Agreement of Merger with the Secretary of State of the State of California, in accordance with the relevant provisions of California Law (the time and date of such filing being the "Effective Time" and the "Effective Date," respectively).

          1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Agreement of Merger and the applicable provisions of California Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Target shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target shall become the debts, liabilities and duties of the Surviving Corporation.

          1.4   ARTICLES OF INCORPORATION; BYLAWS.

                (a) At the Effective Time, the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by California Law and such Articles of Incorporation; PROVIDED, HOWEVER, that Article I of the Certificate of Incorporation shall be amended to read as follows: "The name of the corporation is interHDL, Inc."

                (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

          1.5 DIRECTORS AND OFFICERS. At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, to hold office until such time as such directors resign, are removed or their respective successors are duly elected or appointed and qualified. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, to hold office until such time as such officers resign, are removed or their respective successors are duly elected or appointed and qualified.

          1.6   MAXIMUM AGGREGATE MERGER CONSIDERATION;  EFFECT ON CAPITAL
STOCK.

          (a) MERGER CONSIDERATION. Subject to the remaining provisions of this Section 1.6, the aggregate consideration to be paid by Acquiror in exchange for the acquisition of all outstanding shares of Target Capital Stock that are outstanding at the Effective Time and all options to purchase Target Common Stock that are vested and outstanding immediately prior to the Effective Time (the "Vested Options") shall be (i) a cash payment (the "Aggregate Cash Consideration") equal to (x) forty-five percent (45%) of the Aggregate Purchase Price less (y) the Excess Acquisition Expenses and (ii) a number of shares of Acquiror Common Stock (the "Aggregate Stock Consideration") equal to the quotient obtained by dividing fifty-five percent (55%) of the Aggregate Purchase Price by fourteen dollars ($14.00) (such $14.00 per share price shall hereinafter be referred to as, the "Closing Price"). Subject to the provisions of this Section 1.6(a), each holder of one share of Target Capital Stock and each holder of a Vested Option shall receive cash and/or Acquiror Common Stock (the "Per Share Consideration") equal in value (with such stock valued for all purposes of this Section 1.6 at the Closing Price) to (i) the Adjusted Aggregate Purchase Price divided by (ii) the sum of the number of shares of Target Common Stock Deemed Outstanding (as defined below) plus the number of shares of Target Preferred Stock outstanding immediately prior to the Effective Time, which Per Share Consideration shall be payable as follows:

                    (i) The holder of each share of Series A Preferred Stock of Target, no par value or Series B Preferred Stock of Target, no par value (collectively, the "Target Preferred Stock"), will, by virtue of the Merger and at the Effective Time, and without further action on the part of such holder, receive Per Share Consideration for each outstanding share of Target Preferred Stock held by such shareholder immediately prior to the Effective Time consisting of cash, subject to the deduction as set forth in Sections 1.6(e) and
8.3 below.

                    (ii) The holder of each share of Common Stock of Target, no par value (the "Target Common Stock"), will, by virtue of the Merger and at the Effective Time, and without further action on the part of such holder, receive Per Share Consideration for each outstanding share of Target Common Stock held by such shareholder immediately prior to the Effective Time consisting of (i) the Common Stock Cash Payment and (ii) Acquiror Common Stock (as calculated below), subject to the deduction as set forth in Sections 1.6(e) and 8.3 below.

                    (iii) The holder of each Vested Option will, by virtue of the Merger and at the Effective Time and without further action on the part of such holder (collectively, the "Vested Optionees"), receive Per Share Consideration for each outstanding share of Target Common Stock issuable upon exercise of each such option held by such Vested Optionee immediately prior to the Effective Time consisting of (i) the Common Stock Cash Payment and (ii) Acquiror Common Stock (as calculated below), subject to the deduction as set forth in Sections 1.6(e) and 8.3 below; PROVIDED, HOWEVER, that the exercise price of such Vested Options shall be paid by the Vested Optionees immediately prior to the Effective Time; and

PROVIDED, FURTHER, that applicable withholding and payroll taxes shall be deducted from the Common Stock Cash Payment made to such Vested Optionee.

For purposes of this Section 1.6, the aggregate number of shares of Acquiror Common Stock to be issued to holders of Target Common Stock and the Vested Optionees in accordance with subsections 1.6(a)(ii) and (iii) above shall be calculated by multiplying the number of shares of Target Common Stock held by such holder or issuable upon exercise of a Vested Option held by such Vested Optionee, as the case may be, times a fraction, the numerator of which is the Aggregate Stock Consideration and the denominator of which is the Target Common Stock Deemed Outstanding.

                (b) DEFINITIONS.

                       (i) The "Adjusted Aggregate Purchase Price" shall equal the Aggregate Purchase Price less all expenses incurred by Target in excess of one hundred thousand dollars ($100,000) (such excess to be referred to herein as the "Excess Acquisition Expenses") for fees and expenses of legal counsel, accountants and financial advisors of Target incurred in connection with the completion of the Merger.

                       (ii) The "Aggregate Purchase Price" shall equal $30,500,000 (assuming a value of Acquiror Common Stock of $14.00 per share) plus Target's aggregate balances for cash, cash equivalents and short term investments on the Closing Date, minus (A) Target's aggregate balances for cash, cash equivalents and short term investments on September 28, 1998 and (B) the amount of any debt incurred (other than the Excess Acquisition Expenses) and/or increases in accounts payable between September 28, 1998 and the Closing Date; PROVIDED, HOWEVER, that in no event shall the Aggregate Purchase Price exceed $32,000,000 (assuming a value of Acquiror Common Stock of $14.00 per share).

                       (iii) The "Common Stock Cash Payment" per share shall be the amount equal to (a) the Aggregate Cash Consideration less the amount of cash paid to holders of Target Preferred Stock pursuant to subsections 1.6(a)(i) above, divided by (b) the Target Common Stock Deemed Outstanding.

                       (iv) The "Target Common Stock Deemed Outstanding" shall equal the number of shares of Target Common Stock outstanding immediately prior to the Effective Time plus the number of shares of Target Common Stock issuable upon exercise of Vested Options.

                (c) CONVERSION OF TARGET CAPITAL STOCK. At the Effective Time, each share of Target Capital Stock (other than shares to be cancelled pursuant to Section 1.6(d) and shares, if any, held by persons who have not voted such shares for approval of the Merger and with respect to which such persons shall become entitled to exercise dissenters' rights in accordance with Chapter 13 of California Law ("Dissenting Shares")) shall be converted and exchanged automatically into the right to receive, upon surrender of the certificate representing such share of Target Capital Stock in the manner provided in Section 1.7, shares of Acquiror Common Stock and cash upon the terms and subject to the conditions set forth below and throughout this Agreement.

                (d) CANCELLATION OF TARGET CAPITAL STOCK OWNED BY ACQUIROR OR TARGET. At the Effective Time, each share of Target Capital Stock owned by Acquiror or any direct or indirect wholly owned subsidiary of Acquiror or of Target immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

                (e) ESCROW. An amount of the aggregate cash payment to be made to the holders of Target Capital Stock and the Vested Optionees pursuant to
Section 1.6(a) equal to ten percent (10%) of the Aggregate Purchase Price paid by Acquiror in the Merger (the "Escrow Proceeds") shall be held in escrow as collateral for the indemnification obligations of the Former Target Shareholders (as defined in Section 8.1) pursuant to Article VIII of this Agreement and the provisions of the Escrow Agreement (as defined in Section 6.1(e)). The Escrow Proceeds shall be withheld pro rata from cash proceeds to be received by the Former Target Shareholders upon exchange of the shares of Target Capital Stock and Vested Options with such amounts set forth on EXHIBIT B to the Escrow Agreement.

                (f) TARGET STOCK OPTION PLANS. At the Effective Time, the Target 1993 Stock Option Plan, as amended and the Target 1996 Stock Plan, as amended (collectively, the "Target Stock Option Plans") and all options to purchase Target Common Stock (other than the Vested Options) that are then unexercised and outstanding under the Target Stock Option Plans shall be assumed by Acquiror in accordance with Section 5.12.

                (g) CAPITAL STOCK OF MERGER SUB. At the Effective Time, each share of Common Stock, no par value, of Merger Sub ("Merger Sub Common Stock"), issued and outstanding immediately prior to the Effective Time shall continue to evidence ownership of one share of capital stock of the Surviving Corporation.

                (h) ADJUSTMENTS TO PER SHARE CONSIDERATION. The per share consideration received by the holders of Target Capital Stock and the Vested Optionees shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Acquiror Common Stock or Target Capital Stock), reorganization, recapitalization or other like change with respect to Acquiror Common Stock or Target Capital Stock occurring after the date hereof and prior to the Effective Time.

                (i) FRACTIONAL SHARES. No fraction of a share of Acquiror Common Stock will be issued, but in lieu thereof each holder of Acquired Shares who would otherwise be entitled to a fraction of a share of Acquiror Common Stock (after aggregating all fractional shares of Acquiror Common Stock to be received by such holder) shall receive from Acquiror an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Closing Price.

                (j) DISSENTERS' RIGHTS. Any Dissenting Shares shall not be converted into Acquiror Common Stock but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the Chapter 13 of California Law. Target agrees that, except with the prior written consent of Acquiror, or as required under California Law, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand. Each holder of Dissenting Shares ("Dissenting Shareholder") who, pursuant to the provisions of California Law, becomes entitled to payment of the fair value for shares of Target Capital Stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Acquiror shall issue and deliver, upon surrender by such shareholder of certificate or certificates representing shares of Target Capital Stock, the number of shares of Acquiror Common Stock and/or cash to which such shareholder would otherwise be entitled under this Section 1.6 and the Agreement of Merger less the amount of cash allocable to such shareholder that has been or will be deposited in the Escrow Fund (as defined below) in respect of cash pursuant to
Section 1.7(c) and Article VIII hereof.

          1.7   SURRENDER OF CERTIFICATES.

                (a) EXCHANGE AGENT. Harris Trust Company of California shall act as exchange agent (the "Exchange Agent") in the Merger.

                (b) ACQUIROR TO PROVIDE COMMON STOCK AND CASH. Not later than five (5) business days after the Effective Time, Acquiror shall make available to the Exchange Agent for exchange in accordance with this Article I, through such reasonable procedures as Acquiror may adopt, (i) the shares of Acquiror Common Stock issuable pursuant to Section 1.6(a) in exchange for shares of Target Capital Stock and Vested Options, (ii) cash to be paid pursuant to
Section 1.6(a) in exchange for shares of Target Capital Stock and Vested Options less the amount of cash to be deposited into the escrow fund (the "Escrow Fund") and (iii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 1.6(i).

                (c) EXCHANGE PROCEDURES. Promptly after the Effective Time, Acquiror shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Target Capital Stock, whose shares were converted into the right to receive shares of Acquiror Common Stock and/or the required cash consideration (and cash in lieu of fractional shares) pursuant to
Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Acquiror may reasonably specify) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Acquiror Common Stock and the required cash consideration (and cash in lieu of fractional shares). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Acquiror, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Acquiror Common Stock and/or the required cash consideration less the amount of cash to be deposited in the Escrow Fund on such holder's behalf pursuant to Article VIII hereof and payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6, and the Certificate so surrendered shall forthwith be canceled; PROVIDED, HOWEVER, that each Former Target Shareholder (as defined in Section 8.1) shall have entered into a Investment Representation Statement in substantially the form attached hereto as EXHIBIT H before such Former Target Shareholder shall be entitled to receive shares of Acquiror Common Stock and/or the required cash consideration pursuant to
Section 1.6.

                (d) STATUS OF TARGET STOCK. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Target Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Acquiror Common Stock into which such shares of Target Capital Stock shall have been so converted and/or the right to receive the required cash consideration and an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6. Subject to and in accordance with the provisions of Section 8.3 hereof, Acquiror shall cause to be delivered to the Escrow Agent (as defined in Section 8.3 hereof) the Escrow Proceeds. The Escrow Proceeds delivered to the Escrow Agent shall be held in escrow and shall be available to compensate Acquiror for certain damages as provided in Article VIII. To the extent not used for such purposes, such cash shall be released, all as provided in Article VIII hereof and in the Escrow Agreement.

                (e) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock represented thereby until the holder of record of such Certificate surrenders such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Acquiror Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time which would have been previously payable (but for the provisions of this Section 1.7(d)) with respect to such shares of Acquiror Common Stock.

                (f) TRANSFERS OF OWNERSHIP. If any certificate for shares of Acquiror Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered is properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Acquiror or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Acquiror Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Acquiror or any agent designated by it that such tax has been paid or is not payable.

                (g) NO LIABILITY. Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

                (h) DISSENTING SHARES. The provisions of this Section 1.7 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Acquiror under this Section 1.7 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the number of shares of Acquiror

Common Stock and/or the cash consideration to which such holder is entitled pursuant to Section 1.6 hereof.

          1.8 NO FURTHER OWNERSHIP RIGHTS IN TARGET CAPITAL STOCK. The cash consideration and/or all shares of Acquiror Common Stock delivered upon the surrender for exchange of shares of Target Capital Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of Target Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Target Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

          1.9 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the cash consideration and such shares of Acquiror Common Stock (and cash in lieu of fractional shares) as may be required pursuant to Section 1.6; PROVIDED, HOWEVER, that Acquiror may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Acquiror, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

          1.10 TAX CONSEQUENCES. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. No party shall take any action which would, to such party's knowledge, cause the Merger to fail to qualify as a reorganization within the meaning of Section 368 of the Code.

          1.11 EXEMPTION FROM REGISTRATION. The shares of Acquiror Common Stock to be issued in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), by reason of Regulation D thereof and the rules and regulations promulgated thereunder and under Section 25100(o) of California Law. The registration of the shares with the Securities and Exchange Commission (the "SEC") and their resale shall be subject to the terms and conditions of a registration rights agreement attached hereto as EXHIBIT B (the "Registration Rights Agreement").

          1.12 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target, the officers and directors of Target and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

                                      ARTICLE II

                       REPRESENTATIONS AND WARRANTIES OF TARGET

          Target represents and warrants to Acquiror and Merger Sub that the statements contained in this Article II are true and correct, except as set forth in the disclosure schedule delivered by Target to Acquiror prior to the execution and delivery of this Agreement (the "Target Disclosure Schedule"). As used in this Agreement, "Business Condition" with respect to Target shall refer to Target and all of its subsidiaries taken as a whole and shall mean the financial condition, business (including products currently under development), results of operations and assets of Target and all of its subsidiaries taken as of whole. Any reference in this Article II to an agreement being "enforceable" shall be deemed to be qualified to the extent such enforceability is subject to
(i) laws of general application relating to bankruptcy, insolvency, moratorium and the relief of debtors, and (ii) the availability of specific performance, injunctive relief and other equitable remedies. In the remainder of this
Article II, "Target" will be deemed to include (and each representation and warranty will apply separately and collectively to) Target and Target's subsidiary, unless the context otherwise requires.

          2.1 ORGANIZATION, STANDING AND POWER. Target is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Target has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect (as defined in Section 9.2) on Target. Target has delivered to Acquiror a true and correct copy of the Articles of Incorporation and Bylaws or other charter documents, as applicable, of Target, each as amended to date. Target is not in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents. Target is the owner of all outstanding shares of capital stock of its subsidiary and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of such subsidiary are owned by Target free and clear of any liens, charges, claims or encumbrances or rights of others. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of such subsidiary, or otherwise obligating Target or such subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. Target does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

          2.2 CAPITAL STRUCTURE. The authorized capital stock of Target consists of ten million (10,000,000) shares of Common Stock and one million one hundred eighty-one thousand forty-nine (1,181,049) shares of Preferred Stock, of which there were issued and outstanding as of the date of this Agreement, four million nine hundred sixty-seven thousand four hundred three (4,967,403) shares of Common Stock, six hundred thirty-five thousand five hundred ninety-four (635,594) shares of Series A Preferred Stock (the "Series A Preferred") and four hundred fifty-four thousand five hundred forty-six (454,546) shares of Series B Preferred Stock (the "Series B Preferred"). There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities after the date of this Agreement other than pursuant to the exercise of options outstanding as of the date of this Agreement under the Target Stock Option Plans. All outstanding shares of Target Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights, rights of first refusal, rights of first offer or similar rights created by statute, the Articles of Incorporation or Bylaws of Target or any agreement to which Target is a party or by which it is bound. As of the date of this Agreement, Target has reserved (i) one million one hundred eighty-one thousand forty-nine (1,181,049) shares of Common Stock for issuance upon conversion of the Series A Preferred and the Series B Preferred and (ii) four million three hundred thousand (4,300,000) shares of Common Stock for issuance to employees, directors and consultants pursuant to the Target Stock Option Plans, of which one million three hundred twenty-six thousand six hundred fifty-five (1,326,655) shares have been issued pursuant to option exercise, one million six hundred twelve thousand six hundred one (1,612,601) are or will be outstanding and exercisable as of October 30, 1998, and one million three hundred seven thousand one hundred seventy-four (1,307,174) are or will be outstanding and unexercisable as of October 30, 1998. Except for (i) the rights created pursuant to this Agreement and (ii) Target's right to repurchase any unvested shares under the Target Stock Option Plans, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Target is a party or, to Target's knowledge, by which it is bound obligating Target to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Target Capital Stock or obligating Target to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.
There are no contracts, commitments or agreements relating to the voting, purchase or sale of Target Capital Stock (i) between or among Target and any of its shareholders and (ii) to Target's knowledge, among any of Target's shareholders or between any of Target's shareholders and any third party. The terms of the Target Stock Option Plans permit the assumption of such Target Stock Option Plans by Acquiror or the substitution of options to purchase Acquiror Common Stock as provided in this Agreement, without the consent or approval of the holders of the outstanding options, the Target shareholders, or otherwise and without any acceleration of the exercise schedule or vesting provisions in effect for such options. True and complete copies of all agreements and instruments relating to or issued under the Target Stock Option Plans have been made available to Acquiror, and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments from the form made available to Acquiror. All outstanding shares of Common Stock, Series A Preferred and Series B Preferred were issued in compliance in all material respects with all applicable federal and state securities laws.

          2.3   AUTHORITY.

                (a) Target has all requisite corporate power and authority to enter into this Agreement and the Agreement of Merger, the Registration Rights Agreement and the Escrow Agreement (collectively, the "Transaction Documents") and to consummate the transactions contemplated hereby and thereby. The execution and delivery this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Target, subject only to the approval of the Merger by Target's shareholders as contemplated by
Section 6.1(a). This Agreement and other Transaction Documents have been duly executed and delivered by Target and constitute the valid and binding obligations of Target enforceable against Target in accordance with their terms.


                (b) The execution and delivery of this Agreement and the Transaction Documents by Target do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Articles of Incorporation or Bylaws of Target, as amended, (ii) any Material Contract (as defined in Section 2.22), (iii) any permit, concession, franchise or license material to the conduct of Target's business, or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or any of its properties or assets.

                (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Target in connection with the execution and delivery of this Agreement and the Transaction Documents or the consummation of the transactions contemplated hereby or thereby, except for
(i) the filing of the Agreement of Merger, together with the required officers' certificates, as provided in Section 1.1; (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Target and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

          2.4 FINANCIAL STATEMENTS. Target has delivered to Acquiror its audited financial statements (balance sheet, statement of operations, statement of shareholders' equity (deficit) and statement of cash flows) for the fiscal years ended December 31, 1997, 1996 and 1995 and its unaudited financial statements (balance sheet, statement of operations, statement of shareholders' equity and statement of cash flows) on a consolidated basis as at, and for the six-month period ended June 30, 1998 (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") (except that the unaudited financial statements do not have notes thereto) applied on a consistent basis throughout the periods indicated and with each other. The Financial Statements fairly present the financial condition and operating results of Target as of the dates, and for the periods, indicated therein, subject, in the case of the unaudited financing statements, to normal year-end audit adjustments which are, not material in the aggregate. Target maintains a standard system of accounting established and administered in accordance with generally accepted accounting principles.

          2.5 ABSENCE OF CERTAIN CHANGES. Since June 30, 1998 (the "Target Balance Sheet Date") to the date of this Agreement, Target has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect on Target; (ii) any acquisition, sale or transfer of any material asset of Target; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Target or any revaluation by Target of any of its assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Target, or any direct or indirect redemption, purchase or other acquisition by Target of any of its shares of capital stock (other than the repurchase of shares of Target Common Stock from employees, officers, directors, consultants or other persons performing services for Target or any subsidiary of Target pursuant to agreements under which Target has the option to repurchase such shares at cost upon the occurrence of certain events); (v) any Material Contract (as defined in Section 2.22) entered into by Target or any material amendment or termination of, or default under, any Material Contract (as defined in Section 2.22) to which Target is a party or, to Target's knowledge, by which it is bound; (vi) any amendment or change to the Articles of Incorporation or Bylaws of Target; (vii) any increase in or modification of the compensation or benefits payable or to become payable by Target to any of its directors, employees or consultants; or (viii) any negotiation or agreement by Target to do any of the things described in the preceding clauses (i) through
(vii) (other than negotiations with Acquiror and its representatives regarding the transactions contemplated by this Agreement).

          2.6 ABSENCE OF UNDISCLOSED LIABILITIES. Target has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) required by GAAP to be disclosed on a balance sheet other than
(i) those set forth or adequately provided for in the Balance Sheet for the period ended June 30, 1998 (the "Target Balance Sheet"), (ii) liabilities incurred since June 30, 1998 in the ordinary course of business and (iii) those incurred in connection with the transactions contemplated by this Agreement.

          2.7 LITIGATION. There is no private or governmental action, suit, proceeding, claim, arbitration or, to the knowledge of Target, investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Target, threatened (including allegations that could reasonably form the basis for future action) against Target or any of its properties or officers or directors (in their capacities as such). There is no judgment, decree or order against Target, or, to the knowledge of Target, any of its directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Target. All litigation to which Target is a party (or, to the knowledge of Target, threatened to become a party) is disclosed in the Target Disclosure Schedule. Target does not have any plans to initiate any litigation, arbitration or other proceeding against any third party.

          2.8 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no material agreement or any judgment, injunction, order or decree binding upon Target that has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of Target, any acquisition of property by Target or the conduct of business by Target as currently conducted or as proposed to be conducted by Target.

          2.9 GOVERNMENTAL AUTHORIZATION. Target has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Target currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Target's business or the holding of any such interest ((i) and (ii) herein collectively called "Target Authorizations"), and all of such

Target Authorizations are in full force and effect, except where the failure to obtain or have any such Target Authorizations could not reasonably be expected to have a Material Adverse Effect on Target.

          2.10 TITLE TO PROPERTY. Target has good and marketable title to all of its properties, interests in properties and assets, real and personal (other than the Target Intellectual Property defined in Section 2.11 below), necessary for the conduct of its business as presently conducted or which are reflected in the Target Balance Sheet or acquired after the Target Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of in the ordinary course of business since the Target Balance Sheet Date), or with respect to leased properties and assets, valid leasehold interests therein, in each case free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt that are reflected on the Target Balance Sheet. The plants, property and equipment of Target that are used in the operations of its business are in good operating condition and repair. All properties used in the operations of Target are reflected in the Target Balance Sheet to the extent generally accepted accounting principles require the same to be reflected.

          2.11  INTELLECTUAL PROPERTY.

                (a) Target is the sole and exclusive owner of or has an exclusive license to all Target Intellectual Property (defined below) free of all contingent and noncontingent liens, restrictions, interests, rights of reversion or termination, and all other encumbrances of any nature, except for liens and restrictions arising from licenses and other commercial contracts entered into in the ordinary course of business by Target. To the knowledge of Target, the conduct of Target's business as currently conducted or as proposed to be conducted will not infringe, misappropriate or violate any Intellectual Property (defined below) of others.

                (b) All Target Intellectual Property that is the subject of any application, registration or issuance with or from any governmental entity is identified on the Target Disclosure Schedule; all such registered or issued Intellectual Property is valid and subsisting and, to the knowledge of Target, is free from any challenge (or threat thereof) and Target is not aware of any specific basis therefor. All such applications, registrations and issuances have been properly maintained. Target has adequately protected all other Target Intellectual Property through the use of confidentiality agreements and otherwise and Target is not aware of any use, exercise or exploitation of any Target Intellectual Property, except as authorized by Target.

                (c) Each current and former employee and contractor of Target has executed and delivered (and to Target's knowledge, is in compliance with) an agreement in substantially the form of Target's standard Proprietary Information and Inventions Agreement (in the case of an employee) or Target's standard Consulting Agreement (in the case of a contractor) (which agreement provides valid written assignments of all title and rights to any

Target Intellectual Property conceived or developed thereunder or otherwise in connection with his or her consulting or employment).

                (d) "Intellectual Property" means patent rights; trade name, trademark, service mark and similar rights ("Mark" rights); copyrights; mask work rights; SUI GENERIS database rights; trade secret rights; moral rights; and all other intellectual and industrial property rights of any sort throughout the world, and all applications, registrations, issuances and the like with respect thereto. "Target Intellectual Property" means all Intellectual Property that has been, is, or is proposed to be owned by Target, or used, exercised, or exploited, or otherwise necessary for, Target's business as currently conducted or as proposed to be conducted.

          2.12 ENVIRONMENTAL MATTERS. Target is and has at all times operated its business in material compliance with all Environmental Laws and to the best of Target's knowledge, no material expenditures are or will be required in order to comply with such Environmental Laws. "Environmental Laws" means all applicable statutes, rules, regulations, ordinances, orders, decrees, judgments, permits, licenses, consents, approvals, authorizations, and governmental requirements or directives or other obligations lawfully imposed by governmental authority under federal, state or local law pertaining to the protection of the environment, protection of public health, protection of worker health and safety, the treatment, emission and/or discharge of gaseous, particulate and/or effluent pollutants, and/or the handling of hazardous materials, including without limitation, the Clean Air Act, 42 U.S.C. Section 7401, et seq., the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. Section 9601, et seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1321, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq. ("RCRA"), and the Toxic Substances Control Act, 15 U.S.C. Section 2601, et seq.

          2.13  TAXES.

                (a) All Tax returns, statements, reports, declarations and other forms and documents (including without limitation estimated Tax returns and reports and material information statements, returns and reports) required to be filed with any Tax authority with respect to any Taxable period ending on or before the Effective Time, by or on behalf of Target (collectively, "Tax Returns" and individually a "Tax Return"), have been or will be completed and filed when due (including any extensions of such due date) and all amounts shown due on such Tax Returns on or before the Effective Time have been or will be paid on or before such date. The Target June 30, 1998 balance statement included in the Financial Statements (the "Target Balance Sheet") (i) fully accrue all actual and contingent liabilities for Taxes with respect to all periods through June 30, 1998 and Target has not and will not incur any Tax liability in excess of the amount reflected on such Target Balance Sheet with respect to such periods, and (ii) properly accrues in accordance with GAAP all material liabilities in all material respects for Taxes payable after June 30,1998 with respect to all transactions and events occurring on or prior to such date. All information set forth in the notes to the Target Financial Statements relating to Tax matters is true, complete and accurate in all material respects. No material Tax liability since June 30, 1998 has been or will be incurred by Target other than in the ordinary course of business.

                (b) Target has previously provided or made available to Acquiror true and correct copies of all Tax Returns. Target has withheld and paid to the applicable financial institution or Tax authority all amounts required to be withheld. To the best knowledge of Target, no Tax Returns filed with respect to Taxable years of Target through the Taxable year ended
December 31, 1997 in the case of the United States, have been examined and closed. Target (or any member of any affiliated or combined group of which Target has been a member) has not granted any extension or waiver of the limitation period applicable to any Tax Returns that is still in effect. There is no material claim, audit, action, suit, proceeding, or (to the knowledge of Target) investigation now pending or (to the knowledge of Target) threatened against or with respect to Target in respect of any Tax or assessment. No notice of deficiency or similar document of any Tax authority has been received by Target, and there are no liabilities for Taxes (including liabilities for interest, additions to Tax and penalties thereon and related expenses) with respect to the issues that have been raised (and are currently pending) by any Tax authority that could, if determined adversely to Target, materially and adversely affect the liability of Target for Taxes. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of Target. Target has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code. Target is in compliance in all material respects with all the terms and conditions of any Tax exemptions or other Tax-sharing agreement or order of a foreign government and the consummation of the Merger will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax-sharing agreement or order. Neither Target nor any person on behalf of Target has entered into or will enter into any agreement or consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state, local or foreign income tax law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income tax law) apply to any disposition of any asset owned by Target. None of the assets of Target is property that Target is required to treat as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code. None of the assets of Target directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code. None of the assets of Target is "tax-exempt use property" within the meaning of Section 168(h) of the Code. Target has not made and will not make a deemed dividend election under Treas. Reg. Section 1.1502-32(f)(2) or a consent dividend election under Section 565 of the Code. Target has never been a party to any transaction intended to qualify under Section 355 of the Code or any corresponding provision of state law. Target has not participated in (and will not participate in) an international boycott within the meaning of Section 999 of the Code. No Target shareholder is other than a United States person within the meaning of the Code. Target does not have and has not had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States of America and such foreign country and Target has not engaged in a trade or business within any foreign country. Target has never elected to be treated as an S-corporation under Section 1362 of the Code or any corresponding provision of federal or state law. All material elections with respect to Target's Taxes made during the fiscal years ending, December 31, 1995, 1996 and 1997 are reflected on the Target Tax Returns for such periods, copies of which have been provided or made available to Acquiror. After the date of this Agreement, no material election with respect to Taxes will be made without the prior written consent of Acquiror, which consent will not be unreasonably withheld or delayed. Target is not party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes. Target is not currently and never has been subject to the reporting requirements of
Section 6038A of the Code. There is no agreement, contract or arrangement to which Target is a party that could, individually or collectively, result in the payment of any amount that would not be deductible by reason of Sections 280G (as determined without regard to Section 280G(b)(4)), 162(a) (by reason of being unreasonable in amount), 162(b) through (p) or 404 of the Code. Target is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (whether written or unwritten or arising under operation of federal law as a result of being a member of a group filing consolidated Tax returns, under operation of certain state laws as a result of being a member of a unitary group, or under comparable laws of other states or foreign jurisdictions) which includes a party other than Target nor does Target owe any amount under any such Agreement. Target is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Other than by reason of the Merger, Target has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger.

                (c) For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any and all taxes including, without limitation, (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a "Tax authority") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period or as the result of being a transferee or successor thereof and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person. As used in this Section 2.13, the term "Target" means Target and any entity included in, or required under GAAP to be included in, any of the Target Financial Statements.

          2.14  EMPLOYEE BENEFIT PLANS.

                (a) For all purposes under this Section 2.14 "ERISA Affiliate" shall mean each person (as defined in Section 3(9) of ERISA) that, together with Target, is treated as a single employer under Section 4001(b) of ERISA or Section 414 of the Code. Except for the plans and agreements listed on the Target Disclosure Schedule (collectively, the "Plans"), Target and its ERISA Affiliates do not maintain, are not a party to, do not contribute to and are not obligated to contribute to, and employees or former employees of Target and its ERISA Affiliates and their dependents or survivors do not receive benefits under, any of the following:

                       (i)    Any employee benefit plan, as defined in
section 3(3) of ERISA;

                       (ii) Any bonus, deferred compensation, incentive, restricted stock, stock purchase, stock option, stock appreciation right, phantom stock, supplemental pension, executive compensation, cafeteria benefit, dependent care, director or employee loan, fringe benefit, sabbatical, severance, termination pay or similar plan, program, policy, agreement or arrangement; or

                       (iii) Any plan, program, agreement, policy, commitment or other arrangement relating to the provision of any benefit described in section 3(1) of ERISA to former employees or directors or to their survivors, other than procedures intended to comply with the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA").

                (b) Neither Target nor any ERISA Affiliate has, since January 1, 1992, terminated, suspended, discontinued all contributions to or withdrawn from any employee pension benefit plan, as defined in section 3(2) of ERISA, including (without limitation) any multiemployer plan, as defined in section 3(37) of ERISA.

                (c) Target has provided to Acquiror complete, accurate and current copies of each of the following:

                       (i) The text (including amendments) of each of the Plans, to the extent reduced to writing;

                       (ii) With respect to each Plan that is an employee benefit plan (as defined in section 3(3) of ERISA), the following:

                              (1)  The most recent summary plan description, as
described in section 102 of ERISA;

                              (2)  Any summary of material modifications that
has been distributed to participants but has not been incorporated in an updated summary plan description furnished under Subparagraph (1) above; and

                              (3)  The annual report, as described in section
103 of ERISA, and (where applicable) actuarial reports, for the three most recent plan years for which an annual report or actuarial report has been prepared; and

                       (iii) With respect to each Plan that is intended to qualify under section 401(a) of the Code, the most recent determination, opinion, notification or advisory letter concerning the plan's qualification under section 401(a) of the Code, if any, as issued by the Internal Revenue Service, and any subsequent application for such letter.

                (d) With respect to each Plan that is an employee benefit plan (as defined in section 3(3) of ERISA), the requirements of ERISA applicable to such Plan have been satisfied, except to the extent that a failure to satisfy any of such requirements would not have a Material Adverse Effect.

                (e) With respect to each Plan that is subject to COBRA, the requirements of COBRA applicable to such Plan have been satisfied, except to the extent that a failure to satisfy any of such requirements would not have a Material Adverse Effect.

                (f) With respect to each Plan that is subject to the Family Medical Leave Act of 1993, as amended, the requirements of such Act applicable to such Plan have been satisfied, except to the extent that a failure to satisfy any of such requirements would not have a Material Adverse Effect.

                (g) Each Plan that is intended to qualify under section 401(a) of the Code meets the requirements for qualification under section 401(a) of the Code and the regulations thereunder, except to the extent that such requirements may be satisfied by adopting retroactive amendments under section 401(b) of the Code and the regulations thereunder. Each such Plan has been administered in accordance with its terms (or, if applicable, such terms as will be adopted pursuant to a retroactive amendment under section 401(b) of the Code) and the applicable provisions of ERISA and the Code and the regulations thereunder, except to the extent that a failure to be so administered would not have a Material Adverse Effect.

                (h) Neither Target nor any ERISA Affiliate has any accumulated funding deficiency under section 412 of the Code or any termination or withdrawal liability under Title IV of ERISA, except to the extent that any such liability would not have a Material Adverse Effect.

                (i) All contributions, premiums or other payments due from the Target to (or under) any Plan have been fully paid or adequately provided for on the books and financial statements of Target except as would not have a Material Adverse Effect. All accruals (including, where appropriate, proportional accruals for partial periods) have been made in accordance with prior practices.

          2.15  EMPLOYEES AND CONSULTANTS.

                (a) Target has provided Acquiror with a true and complete list of all individuals employed by the Company as of the date hereof and the position and base compensation payable to each such individual. The Target Disclosure Schedule contains a specific identification of any written or oral employment agreements, offer letters, consulting agreements or termination or severance agreements to which Target is a party.

                (b) Target is not a party to or subject to a labor union or a collective bargaining agreement or arrangement.

                (c) The consummation of the transactions contemplated herein will not result in (i) any material amount becoming payable to any employee, director or independent contractor of Target that would not otherwise have been payable to such person, (ii) the acceleration of payment or vesting of any benefit, option or right to which any employee, director or independent contractor of Target may be entitled, (iii) the forgiveness of any indebtedness of any employee, director or independent contractor of Target or (iv) any material cost becoming due or accruing to Target or the Acquiror with respect to any employee, director or independent contractor of Target.

                (d) Target is not obligated and upon consummation of the Merger will not be obligated to make any payment or transfer any property that would be considered a "parachute payment" under section 280G(b)(2)(A) of the Code.

                (e) To the knowledge of Target, no employee of Target has been injured in the work place or in the course of his or her employment except for injuries which are covered by insurance or for which a claim has been made under workers' compensation or similar laws.

                (f) Target has complied in all material respects with the verification requirements and the record-keeping requirements of the Immigration Reform and Control Act of 1986 ("IRCA"); to the knowledge of Target, the information and documents on which Target relied to comply with IRCA are true and correct; and there have not been any discrimination complaints filed against Target pursuant to IRCA except such complaints as could not reasonably be expected to have a Material Adverse Effect, and to the knowledge of Target, there is no basis for the filing of such a complaint.

                (g) Target has not received or been notified of any complaint by any employee, applicant, union or other party of any discrimination or other conduct forbidden by law or contract, nor to the knowledge of Target, is there a basis for any complaint, except such complaints as could not reasonably be expected to have a Material Adverse Effect.

                (h) Target's action in complying with the terms of this Agreement will not violate any agreements with any of Target's employees.

                (i) Target has filed all required reports and information with respect to its employees that are due prior to the Closing Date and otherwise has complied in its hiring, employment, promotion, termination and other labor practices with all applicable federal and state law and regulations, including without limitation those within the jurisdiction of the United States Equal Employment Opportunity Commission, United States Department of Labor and state and local human rights or civil rights agencies, except to the extent that any such failure to file or comply would not have a Material Adverse Effect on the Company.

                (j) Target is not aware that any of its employees or contractors is obligated under any agreement, commitments, judgment, decree, order or otherwise (an "Employee Obligation") that could reasonably be expected to interfere with the use of his or her best efforts to promote the interests of Target or that could reasonably be expected to conflict with any of Target's business as conducted except as would not have a Material Adverse Effect. Neither the execution nor delivery of this Agreement nor the conduct of Target's business as conducted will, to Target's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Employee Obligation.

          2.16 RELATED-PARTY TRANSACTIONS. No employee, officer, or director of Target or member of his or her immediate family is indebted to Target, nor is Target indebted (or committed to make loans or extend or guarantee credit) to any of them. To Target's knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which Target is affiliated or with which Target has a business relationship, or any firm or corporation that competes with Target, except to the extent that employees, officers, or directors of Target and members of their immediate families own stock in publicly traded companies that may compete with the Company. No member of the immediate family of any officer or director of Target is directly or indirectly interested in any material contract with Target.

          2.17 INSURANCE. Target has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Target. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Target is otherwise in material compliance with the terms of such policies and bonds. Target has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

          2.18 COMPLIANCE WITH LAWS. Target has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not be reasonably expected to have a Material Adverse Effect on Target.

          2.19 BROKERS' AND FINDERS' FEES. Target has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

          2.20 VOTE REQUIRED. The affirmative vote of the holders of a majority of each class of the shares of Target Capital Stock outstanding on the record date set for the Target shareholders meeting or Target shareholder consent is the only vote of the holders of any of Target's Capital Stock necessary to approve this Agreement and the transactions contemplated hereby.

          2.21 CUSTOMERS AND SUPPLIERS. As of the date hereof, no customer which individually accounted for more than five percent (5%) of Target's gross revenues during the twelve (12) month period preceding the date hereof, and no supplier of Target, has canceled or otherwise terminated, or made any threat to Target to cancel or otherwise terminate its relationship with Target for any reason including, without limitation the consummation of the transactions contemplated hereby, or has at any time on or after June 30, 1998 decreased materially its services or supplies to Target in the case of any such supplier, or its usage of the services or products of Target in the case of such customer. Target has not knowingly breached, so as to provide a benefit to Target that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Target.

          2.22 MATERIAL CONTRACTS. Except for the material contracts described in the Target Disclosure Schedule (collectively, the "Material Contracts"), Target is not a party to or bound by any material contract, including without limitation:

                (a) any distributor, sales, advertising, agency or manufacturer's representative contract;

                (b) any continuing contract for the purchase of materials, supplies, equipment or services involving in the case of any such contact more than $20,000 over the life of the contract;

                (c) any contract that expires or may be renewed at the option of any person other than the Target so as to expire more than one year after the date of this Agreement;

                (d) any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

                (e) any contract for capital expenditures in excess of $20,000 in the aggregate;

                (f) any contract limiting the freedom of the Target to engage in any line of business or to compete with any other Person as that term is defined in the Exchange Act, as defined herein, or any confidentiality, secrecy or non-disclosure contract (other than confidentiality, secrecy or non-disclosure agreements entered into with employees of Target);

                (g) any contract pursuant to which Target leases any real property;

                (h) any contract pursuant to which the Target is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;

                (i) any contract with any person with whom the Target does not deal at arm's length within the meaning of the Code;

                (j) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person;

                (k) any material license, sublicense or other agreement to which Target is a party (or by which it or any Target Intellectual Property is bound or subject) and pursuant to which any person has been or may be assigned, authorized to use, or given access to any Target Intellectual Property other than (A) access to or use of standard object code product pursuant to Target's standard non-exclusive end-user, object code, internal-use software license and support/maintenance agreements entered into in the ordinary course of business or (B) access provided in the ordinary course of business under Target's standard nondisclosure/nonuse agreement;

                (l) any material license, sublicense or other agreement pursuant to which Target has been or may be assigned or authorized to Use, or has or may have incurred any obligation in connection with, (A) any third party Intellectual Property that is incorporated in or form a part of any current or proposed product, service or Intellectual Property offering of Target or (B) any Target Intellectual Property;

                (m) any material agreement pursuant to which Target has deposited or is required to deposit with an escrow holder or any other person or entity, all or part of the source code (or any algorithm or documentation contained in or relating to any source code) of any Target Intellectual Property ("Source Materials"); and

                (n) any material agreement to indemnify, hold harmless or defend any other person with respect to any assertion of Intellectual Property infringement, misappropriation or violation or warranting the lack thereof, other than indemnification provisions contained in Target's standard purchase orders/purchase agreements/product licenses arising in the ordinary course of business.

          2.23 NO BREACH OF MATERIAL CONTRACTS. The Target has performed in all material respects the obligations required to be performed by it and is entitled in all material respects to the benefits under, and is not alleged to be in default in respect of any Material Contract. Each of the Material Contracts is in full force and effect, unamended, and there exists no default or event of default or event, occurrence, condition or act, with respect to Target or to Target's knowledge with respect to the other contracting party, or otherwise that, with or without the giving of notice, the lapse of time or the happening of any other event or conditions, could reasonably be expected to
(A) become a default or event of default under any Material Contract, which default or event of default could reasonably be expected to have a Material Adverse Effect on Target or (B) result in the loss or expiration of any material right or option by Target (or the gain thereof by any third party) under any Material Contract or (C) the release, disclosure or delivery to any third party of any part of the Source Materials (as defined in Section 2.22(m)). True, correct and complete copies of all Material Contracts have been delivered to the Acquiror.

          2.24 THIRD-PARTY CONSENTS. The Target Disclosure Schedule lists all contracts that require a novation or consent to assignment, as the case may be, so that Acquiror shall be made a party in place of Target or as assignee (the "Contracts Requiring Novation or Consent to Assignment"). Such list is complete and accurate.

          2.25 MINUTE BOOKS. The minute books of Target made available to Acquiror contain a complete and accurate summary of all meetings of directors and shareholders or actions by written consent since the time of incorporation of Target through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

          2.26 COMPLETE COPIES OF MATERIALS. Target has delivered or made available true and complete copies of each document which has been requested by Acquiror or its counsel in connection with their legal and accounting review of Target.

          2.27 REPRESENTATIONS COMPLETE. None of the representations or warranties made by Target herein or in any schedule hereto, including the Target Disclosure Schedule, or certificate furnished by Target pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

          2.28 INFORMATION INCLUDED IN REGISTRATION STATEMENT. The written information supplied by Target expressly for the purpose of inclusion in the Form S-3 registration statement (the "Registration Statement") shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Target makes no representation, warranty or covenant with respect to any information supplied by Acquiror or Merger Sub which is contained in the Registration Statement.


                                     ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

          Acquiror and Merger Sub represent and warrant to Target that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule delivered by Acquiror to Target prior to the execution and delivery of this Agreement (the "Acquiror Disclosure Schedule"). As used in this Agreement, "Business Condition" with respect to Acquiror shall refer to Acquiror and all of its subsidiaries taken as a whole and shall mean the financial condition, business (including products currently under development), results of operations and assets of Acquiror and all of its subsidiaries taken as a whole. Any reference in this Article III to an agreement being "enforceable" shall be deemed to be qualified to the extent such enforceability is subject to (i) laws of general application relating to bankruptcy, insolvency, moratorium and the relief of debtors, and (ii) the availability of specific performance, injunctive relief and other equitable remedies.

          3.1 ORGANIZATION, STANDING AND POWER. Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Acquiror and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Acquiror's Business Condition.

          3.2   AUTHORITY.

                (a) Each of Acquiror and Merger Sub has all requisite corporate power and authority to enter into this Agreement and the Transaction Documents to which they are a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each of Acquiror and Merger Sub. Each of this Agreement and the Transaction Documents has been duly executed and delivered by each of Acquiror and Merger Sub and constitutes the valid and binding obligation of each of Acquiror and Merger Sub enforceable against Acquiror and Merger Sub in accordance with its terms.

                (b) Subject to the satisfaction of the conditions set forth in Article VI hereto, the execution and delivery of this Agreement and the Transaction Documents do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Acquiror, as amended, or the Articles of Incorporation or Bylaws of Merger Sub, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or Merger Sub or their properties or assets.

                (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Acquiror or Merger Sub in connection with the execution and delivery of this Agreement or the Transaction Documents or the consummation by Acquiror or Merger Sub of the transactions contemplated hereby or thereby, except for (i) the filing of the Agreement of Merger, together with the required officers' certificates, as provided in Section 1.1, (ii) the filing of a registration statement on Form S-3 or other applicable form, (iii) the filing of a Form 8-K with the SEC and National Association of Securities Dealers ("NASD") within fifteen (15) days after the Closing Date, (iv) any filings as may be required under applicable state securities laws and the securities laws of any foreign country, (v) such filings as may be required under HSR, (vi) the filing with the Nasdaq Stock Market of a Notification Form for Listing of Additional Shares with respect to the shares of Acquiror Common Stock issuable upon conversion of the Target Capital Stock in the Merger and upon exercise of the options under the Target Stock Option Plan assumed by Acquiror, and (vii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Acquiror and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement or the Transaction Documents.

          3.3 SEC DOCUMENTS; FINANCIAL STATEMENTS. Acquiror has made available to Target a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filing filed with the SEC by Acquiror since September 30, 1996, and, prior to the Effective Time, Acquiror will have furnished Target with true and complete copies of any additional documents filed with the SEC by Acquiror prior to the Effective Time (collectively, the "Acquiror SEC Documents"). In addition, Acquiror has made available to Target all exhibits to the Acquiror SEC Documents filed prior to the date hereof, and will promptly make available to Target all exhibits to any additional Acquiror SEC Documents filed prior to the Effective Time. All documents required to be filed as exhibits to the Acquiror SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those which have expired in accordance with their terms, and neither Acquiror nor any of its subsidiaries is in default thereunder. As of their respective filing dates, the Acquiror SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Securities Act, and none of the Acquiror SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Acquiror SEC Document. The financial statements of Acquiror, including the notes thereto, included in the Acquiror SEC Documents (the "Acquiror Financial Statements") were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Qs, as permitted by Form 10-Q of the SEC). The Acquiror Financial Statements fairly present the consolidated financial condition and operating results of Acquiror and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments).

          3.4 ABSENCE OF CERTAIN CHANGES. Since June 30, 1998 (the "Acquiror Balance Sheet Date"), Acquiror has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect on Acquiror; (ii) any acquisition, sale or transfer of any material asset of Acquiror; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Acquiror or any revaluation by Acquiror of any of its assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Acquiror, or any direct or indirect redemption, purchase or other acquisition by Acquiror of any of such shares of capital stock; (v) any material contract entered into by Acquiror, other than in the ordinary course of business and as provided to Target, or any material amendment or termination of, or default under, any material contract to which Acquiror is a party or by which it is bound except in the ordinary course of business; (vi) any action or omission of Acquiror which could prevent Acquiror from using a Form S-3 registration statement, or to Acquiror's knowledge, which would delay effectiveness thereof; or (vii) any negotiation or agreement by Acquiror to do any of the things described in the preceding clauses (i) through (v) (other than negotiations with Target and its representatives regarding the transactions contemplated by this Agreement).

          3.5 LITIGATION. Except as set forth in the Acquiror SEC Documents, there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Acquiror or any of its subsidiaries, threatened against Acquiror or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Acquiror. There is no judgment, decree or order against Acquiror or any of its subsidiaries or, to the knowledge of Acquiror or any of its subsidiaries, any of their respective directors or officers (in their capacities as such) that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Acquiror.

          3.6 INFORMATION INCLUDED IN REGISTRATION STATEMENT. The written information supplied by Acquiror and Merger Sub expressly for the purpose of inclusion in the Registration Statement shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Acquiror and Merger Sub make no representation, warranty or covenant with respect to any information supplied by Target which is contained in the Registration Statement.

          3.7 REPRESENTATIONS COMPLETE. None of the representations, warranties or statements made by Acquiror herein or in any Schedule hereto, including the Acquiror Disclosure Schedule, or certificate furnished by Acquiror pursuant to this Agreement, or the Acquiror SEC Documents, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.


                                      ARTICLE IV

                         CONDUCT PRIOR TO THE EFFECTIVE TIME

          4.1 CONDUCT OF BUSINESS OF TARGET AND ACQUIROR. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Target agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other), to carry on its and its subsidiaries' business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted. Target further agrees to (i) pay and to cause its subsidiaries to pay debts and Taxes when due subject to good faith disputes over such debts or Taxes, (ii) subject to Acquiror's consent to the filing of material Tax Returns if applicable, to pay or perform other obligations when due, and (iii) to use all reasonable efforts consistent with past practice and policies to preserve intact its and its subsidiaries' present business organizations, keep available the services of its and its subsidiaries' present officers and key employees and preserve its and its subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or its subsidiaries, to the end that its and its subsidiaries' goodwill and ongoing businesses shall be unimpaired at the Effective Time. Target agrees to promptly notify Acquiror of any event or occurrence not in the ordinary course of its or its subsidiaries' business, and of any event which could have a Material Adverse Effect on Target. Without limiting the foregoing, except as expressly contemplated by this Agreement, neither Target nor Acquiror shall do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of the other:

                (a) CHARTER DOCUMENTS. Cause or permit any amendments to its Certificate or Articles of Incorporation or Bylaws other than for purposes of effecting the Merger;

                (b) DIVIDENDS; CHANGES IN CAPITAL STOCK. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries; or

                (c) OTHER. Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) and (b) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

          4.2 CONDUCT OF BUSINESS OF TARGET During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement, Target shall not do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of Acquiror:

                (a) MATERIAL CONTRACTS. Enter into any material contract, agreement, license or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its material contracts, agreements or licenses other than in the ordinary course of business consistent with past practice;

                (b) STOCK OPTION PLANS, ETC. Accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans; or

                (c) ISSUANCE OF SECURITIES. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of its Common Stock pursuant to the exercise of stock options or other rights therefor outstanding as of the date of this Agreement or the conversion of Target Preferred Stock;

                (d) INTELLECTUAL PROPERTY. Transfer to or license any person or entity or otherwise extend, amend or modify any rights to its Intellectual Property other than the grant of non-exclusive licenses in the ordinary course of business consistent with past practice;

                (e) EXCLUSIVE RIGHTS. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing, manufacturing or other exclusive rights of any type or scope with respect to any of its products or technology;

                (f) DISPOSITIONS. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its and its subsidiaries' business, taken as a whole;

                (g) INDEBTEDNESS. Incur or commit to incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

                (h) LEASES. Enter into any operating lease requiring payments in excess of $25,000;

                (i) PAYMENT OF OBLIGATIONS. Pay, discharge or satisfy in an amount in excess of $25,000 in any one case or $50,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Target Financial Statements;

                (j) CAPITAL EXPENDITURES. Incur or commit to incur any capital expenditures in excess of $50,000 in the aggregate;

                (k) INSURANCE. Materially reduce the amount of any material insurance coverage provided by existing insurance policies;

                (l) TERMINATION OR WAIVER. Terminate or waive any right of substantial value, other than in the ordinary course of business;

                (m) EMPLOYEE BENEFITS; SEVERANCE. Take any of the following actions: (i) increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of non-officer employees in the ordinary course of business and in accordance with past practices, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, any officer or employee, (iii) enter into any collective bargaining agreement, or (iv) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

                (n) LAWSUITS. Commence a lawsuit or arbitration proceeding other than (i) for the routine collection of bills or (ii) for a breach of this Agreement;

                (o) ACQUISITIONS. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its subsidiaries' business, taken as a whole;

                (p) TAXES. Make any material Tax election other than in the ordinary course of business and consistent with past practice, change any material Tax election, adopt any Tax accounting method other than in the ordinary course of business and consistent with past practice, change any Tax accounting method, file any Tax return (other than any estimated tax returns, immaterial information returns, payroll tax returns or sales tax returns) or any amendment to a Tax return, enter into any closing agreement, settle any Tax claim or assessment or consent to any Tax claim or assessment provided that Acquiror shall not unreasonably withhold or delay approval of any of the foregoing actions;

                (q) REVALUATION. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

                (r) OTHER. Take or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through (q) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.


                                      ARTICLE V

                                ADDITIONAL AGREEMENTS

          5.1   NO SOLICITATION.

                (a) From and after the date of this Agreement until the Effective Time or until termination of this Agreement in accordance with its terms, Target shall not, directly or indirectly, through any officer, director, employee, representative or agent, (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of all or substantially all of the assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving Target, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as a "Takeover Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Takeover Proposal, or (iii) agree to approve or recommend any Takeover Proposal.

                (b) Target shall notify Acquiror immediately (and no later than 24 hours) after receipt by Target (or its advisors or agents) of any Takeover Proposal or any request for information in connection with a Takeover Proposal or for access to the properties, books or records of Target by any person or entity that informs Target that it is considering making, or has made, a Takeover Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

          5.2 PREPARATION OF INFORMATION STATEMENT. As soon as practicable after the execution of this Agreement, Target shall prepare, with the cooperation of Acquiror, an Information Statement for the shareholders of Target to approve this Agreement, the Agreement of Merger and the transactions contemplated hereby and thereby. The Information Statement shall constitute a disclosure document for the offer and issuance of the shares of Acquiror Common Stock to be received by the holders of Target Capital Stock in the Merger. Acquiror and Target shall each use its best efforts to cause the Information Statement to comply in all material respects with applicable federal and state securities laws requirements. Each of Acquiror and Target agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Information Statement. Target will promptly advise Acquiror, and Acquiror will promptly advise Target, in writing if at any time prior to the Effective Time either Target or Acquiror shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The Information Statement shall contain the recommendation of the Board of Directors of Target that the Target shareholders approve the Merger and this Agreement and the conclusion of the Board of Directors that the terms and conditions of the Merger are fair and reasonable to the shareholders of Target. Anything to the contrary contained herein notwithstanding, Target shall not include in the Information Statement any information with respect to Acquiror or its affiliates or associates, the form and content of which information shall not have been approved by Acquiror prior to such inclusion.

          5.3 SHAREHOLDERS MEETING OR CONSENT SOLICITATION. Target shall promptly after the date hereof take all actions necessary to either (i) call a meeting of its shareholders to be held for the purpose of voting upon this Agreement and the Merger or (ii) commence a consent solicitation to obtain such approvals on or prior to November 15, 1998 or as soon thereafter as is practicable.

          5.4   ACCESS TO INFORMATION.

                (a) Target shall afford Acquiror and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of Target's and its subsidiaries' properties, books, contracts, commitments and records, and
(ii) all other information concerning the business, properties and personnel of Target and its subsidiaries as Acquiror may reasonably request. Target agrees to provide to Acquiror and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

                (b) Acquiror shall afford Target reasonable access during normal business hours during the period prior to the Effective Time to Acquiror's management for due diligence purposes.

                (c) Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Acquiror and Target shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

                (d) No information or knowledge obtained in any investigation pursuant to this Section 5.4 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

          5.5 CONFIDENTIALITY. The parties acknowledge that Acquiror and Target have previously executed a non-disclosure agreement dated August 17, 1998 (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

          5.6 PUBLIC DISCLOSURE. Unless otherwise permitted by this Agreement, Acquiror and Target shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law and except as may be required by Acquiror to comply with the rules and regulations of the SEC or any obligations pursuant to any listing agreement with any national securities exchange or with the NASD.

          5.7 CONSENTS; COOPERATION. Each of Acquiror and Target shall promptly apply for or otherwise seek, and use its best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger and shall use its best efforts to obtain all necessary consents, waivers and approvals under any of its material contracts in connection with the Merger for the assignment thereof or otherwise.

          5.8 UPDATE DISCLOSURE; BREACHES. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party, by written update to its Disclosure Schedule, of (i) the occurrence or non-occurrence of any event which would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (ii) the failure of Target or Acquiror, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be likely to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied. The delivery of any notice pursuant to this
Section 5.8 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

          5.9 LEGAL REQUIREMENTS. Each of Acquiror and Target will, and will cause their respective subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

          5.10 TAX-FREE REORGANIZATION. Neither Target, Acquiror nor Merger Sub will, either before or after consummation of the Merger, take any action which, to the knowledge of such party, would cause the Merger to fail to constitute a "reorganization" within the meaning of Code Section 368.

          5.11 BLUE SKY LAWS. Acquiror shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Acquiror Common Stock in connection with the Merger. Target shall use its best efforts to assist Acquiror as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Acquiror Common Stock in connection with the Merger.

          5.12  STOCK OPTIONS.

                (a) At the Effective Time, the Target Stock Option Plans and each outstanding option (other than Vested Options) to purchase shares of Target Common Stock under the Target Stock Option Plans that is unexercised as of the Effective Time shall be assumed by Acquiror. Vested Options under the Target Stock Option Plans shall be treated in accordance with Section 1.6 of this Agreement. Target has delivered to Acquiror a schedule (the "Option Schedule") which sets forth a true and complete list as of the date hereof of all holders of outstanding options under the Target Stock Option Plans including the number of shares of Target Capital Stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the term of each such option. On the Closing Date, Target shall deliver to Acquiror an updated Option Schedule current as of such date. Each such option so assumed by Acquiror under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the applicable Target Stock Option Plan immediately prior to the Effective Time, except that (i) such option shall be exercisable for that number of whole shares of Acquiror Common Stock equal to the product of the number of shares of Target Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by a fraction, the numerator of which is the Per Share Consideration and the denominator of which is the Closing Price and rounded down to the nearest whole number of shares of Acquiror Common Stock, and (ii) the per share exercise price for the shares of Acquiror Common Stock issuable upon exercise of such assumed option shall be equal to the quotient determined by dividing the exercise price per share of Target Common Stock at which such option was exercisable immediately prior to the Effective Time by a fraction, the numerator of which is the Per Share Consideration and the denominator of which is the Closing Price, rounded up to the nearest whole cent. It is the intention of the parties that the options so assumed by Acquiror qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent such options qualified as incentive stock options prior to the Effective Time. Within twenty
(20) business days after the Effective Time, Acquiror will issue to each person who, immediately prior to the Effective Time was a holder of an outstanding option under the Target Stock Option Plans a document in form and substance satisfactory to Target evidencing the foregoing assumption of such option by Acquiror.

                (b) Acquiror shall comply with the terms of the Target Stock Option Plans and ensure, to the extent required by, and subject to the provisions of, such Target Stock Option Plans that Target Stock Options which qualified as incentive stock options prior the Effective Time continue to qualify as incentive stock options after the Effective Time.

                (c) Acquiror shall take all corporate action necessary to reserve and make available for issuance a sufficient number of shares of Acquiror Common Stock for delivery under Target Stock Options assumed in accordance with this Section 5.12. At or prior to the Effective Time, Acquiror shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Acquiror Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

          5.13 FORM S-3 REGISTRATION STATEMENT. As soon as practicable but no later than five (5) business days after the Effective Time, Acquiror shall file with the SEC a registration statement on Form S-3 to register the Acquiror Common Stock issued pursuant to the Merger for resale in Accordance with the provisions of the Registration Rights Agreement.

          5.14 LISTING OF SHARES. As soon as practicable but no later than ten (10) days after the Effective Time, Acquiror will amend its listing application with the Nasdaq Stock Market to include the Acquiror Common Stock issued under this Agreement.

          5.15 ADDITIONAL AGREEMENTS; BEST EFFORTS. Each of the parties agrees to use their best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with the other party, including by provision of information. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the constituent corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

          5.16 EMPLOYEE BENEFITS. Acquiror shall take such reasonable actions, to the extent permitted by Acquiror's benefits program, as are necessary to allow eligible employees of Target to participate in the benefit programs of Acquiror, or alternative benefits programs in the aggregate substantially comparable to those applicable to employees of Acquiror on similar terms, as soon as practicable after the Effective Time of the Merger. For purposes of satisfying the terms and conditions of such programs, to the extent permitted by Acquiror's benefit programs, Acquiror shall use reasonable efforts to give full credit for eligibility, or vesting for each participant's period of service with Target.

          5.17 VOTING AGREEMENT. Target and the Shareholders shall enter into the Voting Agreement concurrent with the execution of this Agreement.


                                      ARTICLE VI

                               CONDITIONS TO THE MERGER

          6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

                (a) SHAREHOLDER APPROVAL. This Agreement and the Merger shall have been approved and adopted by the holders of a majority of the shares of Target Common Stock and the holders of a majority of the shares of Target Preferred Stock outstanding as of the record date set for the Target shareholders meeting or solicitation of shareholder consents, and any agreements or arrangements that may result in the payment of any amount that would not be deductible by reason of Section 280G of the Code shall have been approved by such number of shareholders of Target as is required by the terms of Section 280G(b)(5)(B).

                (b) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable diligent efforts to have such injunction or other order lifted.

                (c) GOVERNMENTAL APPROVAL. Acquiror and Target and their respective subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Securities Act and under state Blue Sky laws.

                (d) TAX OPINION. Each of Target and Acquiror shall have received a written opinion from their respective counsel to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code, which opinions shall be substantially identical in substance. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions.

                (e) ESCROW AGREEMENT. Acquiror, Target, Escrow Agent and the Shareholders' Agent (as defined in the Escrow Agreement) shall have entered into the Escrow Agreement contemplated by Article VIII of this Agreement in the form attached hereto as EXHIBIT C (the "Escrow Agreement").

                (f) REGISTRATION RIGHTS AGREEMENT. Acquiror and the holders of a majority of the Target Capital Stock shall have entered into a Registration Rights Agreement in the form attached hereto as EXHIBIT B.

          6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF TARGET. The obligations of Target to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Target:

                (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. Except as disclosed in the Acquiror Disclosure Schedule, (i) the representations and warranties of Acquiror in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time except, in all such cases, where such breaches of such representations and warranties, individually or in the aggregate, have not substantially impaired nor reasonably would be expected to substantially impair, Acquiror's ability after the Closing to continue to develop, produce, sell and distribute the products and services that are material to Acquiror's business in a manner that has resulted in or would reasonably be expected to result in a Material Adverse Effect on Acquiror, and (ii) Acquiror shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time.

                (b) CERTIFICATE OF ACQUIROR. Target shall have been provided with a certificate, dated the Effective Date, executed on behalf of Acquiror by its President and its Chief Financial Officer to the effect that, as of the Effective Time, the conditions provided for in subsection (a) above has been satisfied.

                (c) LEGAL OPINION. Target shall have received a legal opinion from Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Acquiror's legal counsel, substantially in the form attached as EXHIBIT D hereto.

                (d) EMPLOYMENT AGREEMENTS. Acquiror shall have entered into Employment Agreements with Thierry Besson, Alain Dargelas, Saeid Ghafouri, Arun Ramachandrun, Eliezer Sternheim and Ashwath Thirumalai, in the forms attached hereto as EXHIBIT E.

          6.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF ACQUIROR. The obligations of Acquiror to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Acquiror:

                (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. Except as disclosed in the Target Disclosure Schedule (i) the representations and warranties of Target in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time except, in all such cases, where such breaches of such representations and warranties, individually or in the aggregate, have not substantially impaired nor reasonably would be expected to substantially impair, Target's ability after the Closing as an independent operating subsidiary to continue to develop, produce, sell and distribute the products and services that are material to Target's business in a manner that has resulted in or would reasonably be expected to result in a Material Adverse Effect on Target, and (ii) Target shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

                (b) CERTIFICATE OF TARGET. Acquiror shall have been provided with a certificate, dated the Effective Date, executed on behalf of Target by its President and Chief Financial Officer to the effect that, as of the Effective Time the condition provided for in subsection (a) above has been satisfied.

                (c) THIRD PARTY CONSENTS. Acquiror shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under the contracts of Target set forth on the Target Disclosure Schedule, if failure to obtain such consents or approvals would or would reasonably be expected to have a Material Adverse Effect on Target.

                (d) INJUNCTIONS OR RESTRAINTS ON MERGER AND CONDUCT OF BUSINESS. No proceeding brought by any administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking to prevent the consummation of the Merger shall be pending. In addition, no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Acquiror's conduct or operation of the business of Target and its subsidiaries, following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

                (e) LEGAL OPINION. Acquiror shall have received a legal opinion from Wilson Sonsini Goodrich & Rosati, P.C., Target's legal counsel, in substantially the form attached hereto as EXHIBIT F.

                (f) NO MATERIAL ADVERSE CHANGES. There shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of Target and its subsidiaries, taken as a whole.

                (g) FIRPTA CERTIFICATE. Target shall, prior to the Closing Date, provide Acquiror with a properly executed FIRPTA Notification Letter, substantially in the form of EXHIBIT G attached hereto, which states that shares of capital stock of Target do not constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying Acquiror's obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, Target shall have provided to Acquiror, as agent for Target, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation
Section 1.897-2(h)(2) and substantially in the form of EXHIBIT G attached hereto along with written authorization for Acquiror to deliver such notice form to the Internal Revenue Service on behalf of Target upon the Closing of the Merger.

                (h) RESIGNATION OF OFFICERS AND DIRECTORS. The officers and directors of Target in office immediately prior to the Effective Time shall have resigned as officers and directors of Target effective as of the Effective Time.

                (i) DISSENTING SHARES. Dissenting Shares shall consist of no more than five percent (5%) of the then outstanding shares of Target Capital Stock.

                (j) AMENDED AND RESTATED ARTICLES OF INCORPORATION. Target shall have adopted and filed with the Secretary of State of California its Amended and Restated Articles of Incorporation in a form acceptable to Acquiror.

                (k) TERMINATION OF TARGET 401(k) PLAN. Target shall have terminated its 401(k) Plan.


                                     ARTICLE VII

                     TERMINATION, EXPENSES, AMENDMENT AND WAIVER

          7.1 TERMINATION. At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Target, this Agreement may be terminated:

                (a) by mutual consent duly authorized by the Board of Directors of Acquiror and Target;

                (b) by either Acquiror or Target, if, without fault of the terminating party, the Closing shall not have occurred on or before November 30, 1998 (provided, a later date may be agreed upon in writing by the parties hereto, and provided further that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been the cause or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement);

                (c) by Acquiror, if (i) Target shall breach any representation, warranty, obligation or agreement hereunder and such breach shall not have been cured within five (5) business days of receipt by Target of written notice of such breach, provided that the right to terminate this Agreement by Acquiror under this Section 7.1(c)(i) shall not be available to Acquiror where Acquiror is at that time in willful breach of this Agreement,
(ii) the Board of Directors of Target shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Acquiror or shall have resolved to do any of the foregoing, provided that the right to terminate this Agreement by Acquiror under this Section 7.1(c)(ii) shall not be available to Acquiror where Acquiror is at that time in willful breach of this Agreement, or (iii) for any reason Target fails to call and hold the Target Shareholders Meeting or commence solicitation of shareholder consents by November 15, 1998, provided that the right to terminate this Agreement by Acquiror under this Section 7.1(c)(iii) shall not be available to Acquiror where Acquiror is at that time in material breach of this Agreement;

                (d) by Target, if Acquiror shall breach any representation, warranty, obligation or agreement hereunder and such breach shall not have been cured within five (5) days following receipt by Acquiror of written notice of such breach, provided that the right to terminate this Agreement by Target under this Section 7.1(d) shall not be available to Target where Target is at that time in material breach of this Agreement; or

                (e) by Target or Acquiror if (i) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable or (ii) if any required approval of the shareholders of Target shall not have been obtained by reason of the failure to obtain the required shareholder consents within thirty (30) days of the commencement of a shareholder consent solicitation or vote upon a vote held at a duly held meeting of shareholders or at any adjournment thereof.

          7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror or Target or their respective officers, directors, shareholders or affiliates, except to the extent that such termination results from the willful breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that, the provisions of Section 5.5 (Confidentiality),
Section 7.3 (Expenses) and this Section 7.2 shall remain in full force and effect and survive any termination of this Agreement.

          7.3   EXPENSES.

                (a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel) shall be paid by the party incurring such expense; PROVIDED, HOWEVER, that if the Merger is consummated any out-of-pocket expenses other than Excess Acquisition Expenses included in the calculation of Adjusted Aggregate Purchase Price incurred by Target in connection with the completion of the Merger, shall remain an obligation of Target's shareholders. If Acquiror or Target receives any invoices for amounts other than Excess Acquisition Expenses included in the calculation of Adjusted Aggregate Purchase Price, it may, with Acquiror's written approval, pay such fees; PROVIDED, HOWEVER, that such payment shall, if not promptly reimbursed by the Target shareholders at Acquiror's request, constitute "Damages" recoverable under the Escrow Agreement and such Damages shall not be subject to the Escrow Basket (as such term is defined in Section 3.3(a) of the Escrow Agreement).

          7.4 AMENDMENT. The boards of directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided, that an amendment made subsequent to adoption of the Agreement by the shareholders of Target shall not be made except as permitted by law.

          7.5 EXTENSION; WAIVER. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                     ARTICLE VIII

                              ESCROW AND INDEMNIFICATION

          8.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. Notwithstanding any investigation conducted before or after the Closing Date, and notwithstanding any actual or implied knowledge or notice of any facts or circumstances which Acquiror or Target may have as a result of such investigation or otherwise, Acquiror and Target will be entitled to rely upon the other party's representations, warranties and covenants set forth in this Agreement. The representations and warranties of Acquiror will terminate upon the Closing. The obligations of Target with respect to its representations, warranties, agreements and covenants will survive the Closing and continue in full force and effect until the date twelve (12) months following the Closing Date (the "Termination Date"), at which time, subject to the terms of this
Article VIII and the Escrow Agreement, the representations, warranties and covenants of Target set forth in this Agreement and any liability of the holders of Target Capital Stock and the Vested Optionees (collectively, the "Former Target Shareholders") with respect to those representations, warranties and covenants will terminate.

          8.2 INDEMNITY. From and after the Effective Time of the Merger, and subject to the provisions of Section 8.1, Acquiror and the Surviving Corporation (on or after the Closing Date) shall be indemnified and held harmless by the Former Target Shareholders against, and reimbursed for, any actual liability, damage, loss, obligation, demand, judgment, fine, penalty, cost or expense, other than any such damages resulting from injunctive relief granted as to an intellectual property claim), but including reasonable attorneys' fees and expenses, and the costs of investigation incurred in defending against or settling such liability, damage, loss, cost or expense or claim therefor and any amounts paid in settlement thereof) imposed on or reasonably incurred by Acquiror or the Surviving Corporation as a result of any breach of any representation, warranty, agreement or covenant on the part of Target under this Agreement (collectively the "Damages"). "Damages" as used herein shall be calculated after taking into account any net tax savings attributable to such Damages and any net tax costs attributable to the receipt of any payment hereunder and is not limited to matters asserted by third parties, but includes Damages incurred or sustained by Acquiror in the absence of claims by a third party.

          8.3 ESCROW FUND. As exclusive security for the indemnity provided for in Section 8.2 hereof, Escrow Proceeds shall be deposited by Acquiror in a cash escrow account with Greater Bay Trust Company (or other institution acceptable to Acquiror, Target and the Shareholders' Agent) as Escrow Agent (the "Escrow Agent"), as of the Closing Date, such deposit to constitute an escrow fund to be governed by the terms set forth in this Agreement and the provisions of the Escrow Agreement to be executed and delivered pursuant to Section 6.1(e). The Escrow Proceeds shall be withheld from the cash proceeds of the Per Share Consideration to be received by the Former Target Shareholders on a pro-rata basis in accordance with the number of shares of Target Capital Stock and Vested Options held by the Former Target Shareholders at the Effective Time (excluding for purposes of this calculation any Dissenting Shares). Upon compliance with the terms hereof and subject to the provisions of this Article VIII and the Escrow Agreement, Acquiror and the Surviving Corporation shall be entitled to obtain indemnity from the Escrow Fund for Damages covered by the indemnity provided for in Section 8.2 of this Agreement. The remedy provided in this
Section 8.3 is exclusive and shall
not be cumulative as to any other remedy at law or in equity; PROVIDED, HOWEVER, that nothing in this Section 8.3 shall limit, in any manner, any remedy at law or in equity to which Acquiror or the Surviving Corporation may be entitled from any party to this Agreement or any person as a result of fraud. Nothing in this Agreement shall limit the liability of Target for any breach of any representation, warrant or covenant if the Merger does not close. Resort to the Escrow Fund shall be the exclusive remedy of Acquiror for any such breaches and misrepresentations following the Effective Time.


                                      ARTICLE IX

                                  GENERAL PROVISIONS

          9.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

                (a)    if to Acquiror or Merger Sub, to:

                       Avant! Corporation
                       46871 Bayside Parkway
                       Fremont, California  94538
                       Attention:  General Counsel
                       Facsimile No.: (510) 413-8080
                       Telephone No.: (510) 413-8000

                       with a copy to:

                       Gunderson Dettmer Stough Villeneuve
                         Franklin & Hachigian, LLP
                       155 Constitution Drive
                       Menlo Park, California  94025
                       Attention:  Steven M. Spurlock, Esq.
                       Facsimile No.: (650) 321-2800
                       Telephone No.: (650) 321-2400

                (b)    if to Target, to:

                       interHDL, Inc.
                       4984 El Camino Real
                       Los Altos, California  94022
                       Attention:  President
                       Facsimile No.: (650) 428-4201
                       Telephone No.: (650) 428-4200
                       with a copy to:

                       Wilson Sonsini Goodrich & Rosati, P.C.
                       650 Page Mill Road
                       Palo Alto, California  94304
                       Attention:  Douglas H. Collom, Esq.
                       Facsimile No.: (650) 845-5000
                       Telephone No.: (650) 493-9300

                (c)    if to Shareholders' Agent, to:

                       Mr. Saeid Ghafouri
                       1304 Tiffany Canyon Court
                       San Jose, California  95120
                       Telephone No.: (408) 927-8661

                       with a copy to:

                       Wilson Sonsini Goodrich & Rosati, P.C.
                       650 Page Mill Road
                       Palo Alto, California  94304
                       Attention:  Douglas H. Collom, Esq.
                       Facsimile No.: (650) 845-5000
                       Telephone No.: (650) 493-9300


          9.2 INTERPRETATION. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." In this Agreement, any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities. In this Agreement, any reference to a "Material Adverse Effect" with respect to any entity or group of entities means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole. The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to November 4, 1998. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          9.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          9.4   ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES.  This
Agreement, the other Transaction Documents and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Target Disclosure Schedule and the Acquiror Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder, except for the rights of the Former Target Shareholders to receive the consideration set forth in Article I of this Agreement.

          9.5 SEVERABILITY. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

          9.6 REMEDIES CUMULATIVE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

          9.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

          9.8 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

          9.9 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

          IN WITNESS WHEREOF, Target, Acquiror and Merger Sub have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.


                                   INTERHDL, INC.



                                   By: /s/ Saeid Ghafouri
                                      ------------------------------------------
                                        Saeid Ghafouri,
                                        President and Chief Executive Officer


                                   AVANT! CORPORATION



                                   By: /S/ Gerald C Hsu
                                      ------------------------------------------
                                        Gerald C. Hsu,
                                        President and Chief Executive Officer


                                   ARTEMIS MERGER CORPORATION




                                   By: /S/ Gerald C Hsu
                                      ------------------------------------------
                                        Gerald C. Hsu,
                                        President and Chief Executive Officer




                SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION

                                      EXHIBIT A

                                 AGREEMENT OF MERGER

                                      EXHIBIT B

                            REGISTRATION RIGHTS AGREEMENT

                                      EXHIBIT C

                                   ESCROW AGREEMENT

                                      EXHIBIT D

                         LEGAL OPINION OF COUNSEL TO ACQUIROR

                                      EXHIBIT E

                                EMPLOYMENT AGREEMENTS

                                      EXHIBIT F

                          LEGAL OPINION OF COUNSEL TO TARGET

                                      EXHIBIT G

                                    FIRPTA NOTICE

                                      EXHIBIT H

                         INVESTMENT REPRESENTATION STATEMENT

                                      EXHIBIT I

                                   VOTING AGREEMENT